UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 25, 2008
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant
as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8787 (Commission File Number)	13-2592361 (IRS Employer Identification No.)
70 Pine Street, New York, New York 10270
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 770-7000
Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On November 25, 2008, American International Group, Inc. (“AIG”) entered into a Master Investment and Credit Agreement (the “Agreement”) with the Federal Reserve Bank of New York (the “NY Fed”), Maiden Lane III LLC (“ML III”), and The Bank of New York Mellon, to establish financing arrangements, through ML III, to fund the purchase of multi-sector collateralized debt obligations (“Multi-Sector CDOs”) underlying or related to credit default swaps and similar derivative instruments (“CDS”) written by AIG Financial Products Corp. (“AIGFP”) in connection with the termination of such CDS.
Pursuant to the Agreement, the NY Fed, as senior lender, has made available to ML III a term loan facility (the “Senior Loan”) in an aggregate amount up to approximately $30.0 billion. The Senior Loan bears interest at one-month LIBOR plus 1.00 percent and has a six-year expected term, subject to extension by the NY Fed at its sole discretion.
AIG has contributed $5.0 billion for an equity interest in ML III. The equity interest will accrue distributions at a rate per annum equal to one-month LIBOR plus 3.00 percent. Accrued but unpaid distributions on the equity interest will be compounded monthly. AIG’s rights to payment from ML III are fully subordinated and junior in right of payment to all principal of, and interest on, the Senior Loan. The creditors of ML III will not have recourse to AIG for ML III’s obligations, although AIG will be exposed to losses on the portfolio of Multi-Sector CDOs held by ML III up to the full amount of AIG’s equity interest in ML III.
Upon payment in full of the Senior Loan and AIG’s equity interest in ML III, all remaining amounts received by ML III will be paid 67 percent to the NY Fed as contingent interest and 33 percent to AIG as contingent distributions on its equity interest.
The NY Fed is the controlling party and managing member of ML III under the transaction documents for so long as the NY Fed is owed any amounts under the transaction documents, and AIG will not have any control rights over ML III or under the transaction documents.
AIGFP, ML III and the NY Fed have entered into agreements with AIGFP’s CDS counterparties to terminate approximately $53.5 billion notional amount of CDS and purchase the related Multi-Sector CDOs. Of these, CDOs with a principal amount of approximately $46.1 billion settled on November 25, 2008 and a corresponding notional amount of CDS were terminated. Settlement on the remaining $7.4 billion notional amount of CDS is contingent upon the ability of the related counterparty to obtain the related Multi-Sector CDOs and thereby settle with ML III and terminate such CDS with AIGFP. Pending such settlement, which AIG expects to occur by year-end, the collateral posting provisions relating to these CDS have been suspended such that additional collateral will not be required of AIGFP nor will posted collateral be returned to AIGFP. If a given counterparty is ultimately unable to obtain the related Multi-Sector CDOs, the related CDS will not terminate and the relevant collateral posting provisions will resume. In such a case, AIG will continue to bear market risk and the risk of adverse changes in collateral posting requirements relating to these CDS that do not terminate and could incur additional unrealized market valuation losses.

With respect to the approximately $11.2 billion of exposure to Multi-Sector CDOs as to which AIGFP, ML III and the NY Fed have not executed agreements, AIG and the NY Fed are working to structure the termination of the related CDS and/or the purchase by ML III of the related Multi-Sector CDOs. Unless this exposure is terminated, AIG will continue to bear market risk and the risk of adverse changes in collateral posting requirements relating to these CDS and could incur additional unrealized market valuation losses with respect to these CDS.
On November 25, 2008, ML III bought approximately $46.1 billion in par amount of Multi-Sector CDOs through a net payment to CDS counterparties of approximately $20.1 billion, and AIGFP terminated the related CDS with the same notional amount. The aggregate cost of the purchases and terminations was funded through approximately $15.1 billion of borrowings under the Senior Loan, the surrender by AIGFP of approximately $25.9 billion of collateral previously posted by AIGFP to CDS counterparties in respect of the terminated CDS and AIG’s equity investment in ML III of $5.0 billion.
AIGFP has entered into a Shortfall Agreement, dated November 25, 2008 (the “Shortfall Agreement”), with ML III relating to the approximately $53.5 billion of Multi-Sector CDO exposure covered by agreements with CDS counterparties under which (i) AIGFP must make a payment to ML III to the extent the excess of the notional amount of the CDS being terminated over the market value as of October 31, 2008 of the related Multi-Sector CDOs is greater than the collateral previously posted by AIGFP with respect to such CDS, and (ii) ML III must make a payment to AIGFP to the extent the amount of such posted collateral exceeds such excess. AIGFP was not required to make any payments under the Shortfall Agreement with respect to ML III’s initial purchase of the approximately $46.1 billion of Multi-Sector CDOs.
The summary of the terms of the Agreement and the Shortfall Agreement are qualified in their entirety by reference to the terms of the Agreement and the Shortfall Agreement, which are filed as exhibits 10.1 and 10.2 to this Form 8-K and incorporated by reference into this Item 1.01.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Description

10.1	Master Investment and Credit Agreement, dated as of November 25, 2008

10.2	Shortfall Agreement, dated as of November 25, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: December 2, 2008	By:	/s/ Kathleen E. Shannon

		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary